Exhibit 4.3

Amendment Agreement

This Amendment Agreement is entered into as of this 9th day of February, 2016 (the “Amendment Date”), by and between Bar Ilan Research and Development Company Ltd., having a place of business at Bar Ilan University, Ramat Gan, Israel (“BIRAD”) and Nano-Textile Ltd. (Previously named: T.A.B. Anti Bacterial Textiles Ltd.), a company formed under the laws of Israel, having a place of business at Ga'aton avenue 19, Nahariya, Israel (“Licensee”).

WHEREAS, the parties are party to a certain License Agreement, dated 10 June, 2014 (the “License Agreement”); and

WHEREAS, the parties wish to extend the dates for the achievement of the Development Milestones (as defined in the License Agreement); and

WHEREAS, the parties have agreed to amend the License Agreement, all in accordance with the terms and conditions of this Amendment Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.	The parties hereby agree to amend the License Agreement as set forth below.

2.	Exhibit A of the License Agreement will be replaced in its entirety by Exhibit A to this Amendment Agreement.

3.	All other terms and conditions of the License Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

Bar Ilan Research and Development Company Ltd. By: /s/ Orli Tori Name: Orli Tori Title: CEO	Nano-Textile Ltd. By: /s/ Joshua Herchcovici Name: Joshua Herchcovici Title: Chairman

Exhibit A

DEVELOPMENT PLAN

1.	Development of Roll To Roll machine of industrial scale This milestone will be completed within thirty-six (36) months of the Effective Date.

2.	Pilot production and troubleshooting This milestone will be completed within forty two (42) months of Effective Date.

3.	First serial production & distributing to a selected number of medical institutions for performance and assessment. This milestone will be completed within forty-eight (48) months of Effective Date.

4.	Regulatory approval of Licensed Product This milestone will be completed within fifty-four (54) months of Effective Date.

5.	Serial production on industrial scale This milestone will be completed within sixty (60) months of Effective Date.